EXHIBIT  4.1
                          CONSULTING SERVICES AGREEMENT
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THIS CONSULTING SERVICES AGREEMENT (THE "AGREEMENT") IS MADE AND ENTERED INTO BY
AND BETWEEN CHAD COHEN (CC), CONSULTANT AND ("CLIENT") ZKID NETWORK COMPANY (ZKID.OB).

WHEREAS, CHAD COHEN IS IN THE BUSINESS OF PROVIDING WEB-BASED SERVICES TO COMPANIES TO INCREASE THEIR PRESENCE ON THE INTERNET.

1.  CONSULTING SERVICES

     A. CLIENT HEREBY RETAINS CHAD COHEN AS AN INDEPENDENT CONTRACTOR TO CLIENT AND CHAD COHEN HEREBY ACCEPTS AND AGREES TO SUCH RETENTION.

2.  TERMS OF AGREEMENT

     A. THE INITIAL TERM OF THIS AGREEMENT WILL BE DEEMED TO BE THE LENGTH OF TIME THAT IT TAKES CC TO COMPLETE SAID SERVICES OR A PERIOD OF SIX MONTHS.

3.  COMPENSATION AND EXPENSES

     A. AS FULL CONSIDERATION FOR THE SERVICES TO BE PROVIDED BY CHAD COHEN FOR CLIENT PURSUANT TO THIS AGREEMENT. CLIENT SHALL TRANSFER TO CONSULTANT UPON THE SIGNING OF THIS AGREEMENT (100,000) SHARES OF COMMON STOCK OF [OTCBB:ZKID] (THE "STOCK"), WHICH (I) ARE FREELY TRADABLE AND NON-RESTRICTED PURSUANT TO ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS
     (II) ARE NOT SUBJECT TO ANY RESTRICTIONS ON TRANSFERABILITY AND (III) ARE NOT "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 OF THE GENERAL RULES
     AND REGULATIONS UNDER SECURITIES AND EXCHANGE COMMISSION (THE "SEC").
     STOCK WILL BE DELIVERED TO THE CONSULTANT PRIOR TO ITS COMMENCING SERVICES HEREUNDER. SHARES ARE REASONABLY AVAILABLE.

     B. OPTIONS - (1,000,000) FREE TRADING SHARES. CONSULTANT HAS THE OPTION TO BUY AT 30% DISCOUNT TO MARKET BASED UPON THE PREVIOUS 5-DAY CLOSING PRICE BEGINNING JANUARY 12, 2004.


CLIENT                                         CHAD COHEN

/S/ JOHN DARMSTADTER                         /S/CHAD COHEN
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JOHN DARMSTADTER                                CHAD COHEN
ZKID NETWORK COMPANY